Exhibit 5.5

[LETTERHEAD OF BAKER DONELSON]

March 8, 2013

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:	Speedway Motorsports, Inc. 6.75% Senior Notes due 2019 Trustee: US Bank National Association

Gentlemen:

We have acted as special counsel to Bristol Motor Speedway, LLC a Tennessee limited liability company (“Tennessee Guarantor”), which is a subsidiary of Speedway Motorsports, Inc., a Delaware corporation (“Company”) in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $100,000,000 aggregate principle amount of 6.75% Senior Notes due 2019 (the “Exchange Notes”) and the Guarantees (the “Guarantees”) by the guarantors of the Company’s obligations under the Exchange Notes (collectively the “Guarantors”). The Exchange Notes will be issued under an Indenture, dated as of February 3, 2011 (the “Indenture”), among U. S. Bank National Association, as trustee (the “Trustee”), the Company and the Guarantors listed on the signature pages thereto. The Exchange Notes will be offered by the Company in exchange (the “Exchange Offer”) for $100,000,000 aggregate principle amount of its outstanding 6.75% Senior Notes due 2019 (the “Private Notes”). The Private Notes were issued by the Company as additional notes under the Indenture, pursuant to which the Company previously issued $150,000,000 aggregate principal amount of 6.75% Senior Notes due 2019.

In connection therewith, we have examined the originals, or copies otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i) (a) Plan of Conversion of Bristol Motor Speedway, Inc., (b) Articles of Conversion of Bristol Motor Speedway, Inc., and (c) Articles of Organization of the Tennessee Guarantor, each filed with the Tennessee Secretary of State on December 28, 2005.

(ii) Operating Agreement of the Tennessee Guarantor dated effective December 28, 2005 (the “Operating Agreement”).

(iii) Certificate of Existence of the Tennessee Guarantor issued by the Tennessee Secretary State on January 9, 2013.

March 8, 2013

(iv) The Unanimous Written Consent of the Managers of the Tennessee Guarantor effective January 4, 2013.

(v) The Registration Rights Agreement by and amongst Speedway Motorsports, Inc., the Guarantors and the initial purchasers named therein, dated January 11, 2013.

(vi) The Purchase Agreement between Speedway Motorsports, Inc., the Guarantors and the initial purchasers named therein, dated January 8, 2013.

(vii) The Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which the opinion is rendered, the authority of such person signing on behalf of the parties thereto other than the Tennessee Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Tennessee Guarantor. We have also assumed that the Indenture is a valid and legally binding obligation of the Trustee.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers, other representatives of the Tennessee Guarantor and others.

Based upon and subject to the assumptions set forth and the qualifications and limitations set forth below, we are of the opinion that the Tennessee Guarantor (a) is validly existing and in good standing as a limited liability company under the laws of the State of Tennessee, (b) has the limited liability company power and authority to enter into the Guarantee of the Tennessee Guarantor and to perform its obligations thereunder and (c) has taken all required action under Tennessee law and the Operating Agreement to authorize entry into the Guarantee to which it is a party.

We do not express any opinion herein concerning any law other than the law of the State of Tennessee. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

March 8, 2013

Very truly yours,

BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ, PC

By:	/s/ Tonya Mitchem Grindon
Tonya Mitchem Grindon, Shareholder